UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
February 7, 2005

Maxtor Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-16447 (Commission File No.)	77-0123732 (I.R.S. Employer Identification No.)

500 McCarthy Blvd., Milpitas, California 95035
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 894-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

     On February 7, 2005, Maxtor Corporation (together with its wholly-owned special-purpose subsidiary, Maxtor Receivables LLC, “Maxtor”, “we” or “our”) reported to the lender under our June 24, 2004 asset-backed credit facility, Merrill Lynch Commercial Finance Corp., that, as of January 31, 2005, we were not in compliance with a financial covenant under the facility setting a maximum amount for the ratio of dilution-to-liquidation of our accounts receivable. The dilution-to-liquidation ratio compares the amount of returns, discounts, credits, offsets, and other reductions to our existing accounts receivable to collections on accounts receivable over specified periods of time. On February 11, 2005, we entered into an agreement with the lender providing that it will temporarily forbear from exercising rights and remedies available to it as a result of the occurrence of the early amortization event under the facility caused by our noncompliance with this covenant as of January 31, 2005. The forbearance period will expire on March 7, 2005 unless we resume compliance with the dilution-to-liquidation covenant as of February 28, 2005, in which case the forbearance will become permanent. If on March 7, 2005 the forbearance has not become permanent and any early amortization event then exists, the lender may stop making further loans under the facility and may elect to exercise other rights and remedies under the facility that include requiring the application of all collections from our U.S. and Canadian accounts receivable to the outstanding balance of the facility until it is fully repaid. However, early amortization events under the facility generally will not cause an event of default under the Indenture governing our 6.80% Convertible Senior Notes due 2010, and we do not believe that such an event or the lack of borrowing availability under this facility would have a material adverse effect on our liquidity. Other than with respect to the financial covenant that is the subject of the forbearance agreement, we are currently in compliance with all of the covenants contained in the facility. We do not believe that the fact that we exceeded the agreed upon threshold for the dilution-to-liquidation ratio is indicative of any negative trend regarding our business. The total amount outstanding under the facility is currently approximately $50 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2005

MAXTOR CORPORATION
By:	/s/ Duston M. Williams
	Name:	Duston M. Williams
	Title:	Executive Vice President, Finance and Chief Financial Officer